EXHIBIT 10.18
Agreement on Joint Cooperation

This Agreement on Joint Cooperation (“Agreement”), dated April 27, 2011 (the “Effective Date”), is executed by and between South Texas Reservoir Alliance LLC, a company organized under the laws of the State of Delaware (“STXRA”), and Pacific Energy Development Company LLC, a company organized under the laws of the State of Nevada (“PEDCO”).  STXRA and PEDCO may each be referred to as a “Party” herein, and together as the “Parties.”

WITNESSETH:

WHEREAS, STXRA is a consulting firm specializing in the delivery of petroleum resource acquisition services and practical engineering solutions to clients engaged in the acquisition, exploration and development of petroleum resources;

WHEREAS, PEDCO is a development stage company planning to engage in the business of oil and gas exploration and development in the United States and the Pacific Rim countries; and

WHEREAS, STXRA and PEDCO have been working together for several months to identify energy projects in the United States that may be suitable for acquisition by PEDCO, and STXRA and PEDCO wish to codify the terms of their relationship and joint cooperation in the future.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

Section 1
Mutual Cooperation

1.1           Pursuant to the mutual desire by PEDCO and STXRA to work together on a non-exclusive basis to identify, review, and negotiate the acquisition of or investment by PEDCO into energy projects in the United States that will bring value to PEDCO’s investors and/or members, STXRA agrees to present energy projects to PEDCO which it believes may meet the financial and operational objectives and expectations of PEDCO, assist PEDCO in technical, engineering and economic due diligence with respect thereto, and assist PEDCO with structuring and consummating the acquisition of or investment in the same (collectively, “Acquisition Services”).

1.2           STXRA and PEDCO intend that PEDCO will use the technical, engineering and new business development services of STXRA (collectively, “Technical Services”) on a non-exclusive basis following the acquisition by PEDCO of energy projects introduced to PEDCO by STXRA, on such terms and conditions to be mutually agreed upon by the Parties following the acquisition by PEDCO of such energy project(s).

Section 2
Confidentiality

2.1           The Parties hereto shall maintain all information and data provided by the other Party strictly confidential and therefore agree not to disclose trade or otherwise divulge such information and data to any third party, other than to its affiliates, without the prior written consent of the other Party.  In the event of disclosure to any of its affiliates, such affiliate shall also be subject to the terms of this Agreement or a non-disclosure agreement with terms at least as restrictive and protective of the other Party’s confidential information and data as set forth herein. Notwithstanding the above, the Party receiving the information and data shall be entitled to disclose the information and data without the other Party's prior written consent to such of the following persons to the extent that they have a need to know and to be exposed to the information and data:

A.	Employees, officers, managers, and directors of the Party receiving the information and data;

B.	Employees, officers, managers, and directors of affiliates;

C.	With respect to PEDCO, employees, officers, managers, directors, consultants and advisors of its strategic Chinese partner previously disclosed to STXRA;

D.	Agents and consultants of the Party or its affiliates; or

E.
Any bank or other financial institution or person or entity funding or proposing to fund a Party's participation in a venture, including any agent or consultant retained by such bank or other financial institution or entity.

The Party receiving the information and data shall be responsible for ensuring that all persons to whom the confidential information and data is disclosed under this Agreement shall keep such information confidential and shall not disclose or divulge the same to any unauthorized person, and shall use no less than reasonable care to protect the same.

Prior to making any such disclosures to persons under subparagraphs (D) and (E) above, however, the Party receiving the information and data shall obtain an undertaking of confidentiality substantially in the same form and content as this Agreement, from each such person.

2.2	Exception to the Confidential Treatment of Data and Information.

The receiving Party may disclose the information and data without the disclosing Party's prior written consent only to the extent such information and data:

A.	Is already known to the receiving Party of the date of disclosure hereunder;

B.
Is already in possession of the public or becomes available to the public other than through the act or omission of the receiving Party or of any other person to whom the data is disclosed pursuant to this Agreement;

C.	Is acquired independently from a third party that represents that it has the right to disseminate such information and data at the time it is acquired by the receiving Party; or

D.	Is developed by the receiving Party independently from information and data received from the disclosing Party.

Notwithstanding anything to the contrary herein, nothing herein shall restrict either Party from disclosing this Agreement or the terms hereof, including, but not limited to, in public filings or releases, and nothing restricts either Party from disclosing confidential data or information that, in such Party’s reasonable determination as advised by legal counsel, is required or advised to be disclosed under applicable legal and regulatory requirements, including, but not limited to, SEC rules and regulations.

Section 3
Special Provisions and Remuneration

3.1         The Parties hereto agree as follows:

A. During the term of this Agreement, in the event PEDCO receives a proposal along with information and data from STXRA on a particular energy opportunity (as described in Section 1.1 above) which PEDCO has not received earlier from another source, then PEDCO (if PEDCO decides to pursue) shall be required to work exclusively with STXRA to acquire such interest cooperatively with STXRA, and pursuant to mutually acceptable terms. If PEDCO decides not to pursue, then PEDCO shall return to STXRA all of the data and information it received from STXRA. In the event that PEDCO decides not to pursue, then PEDCO shall not disclose such data and information to a third party. In the event that PEDCO violates this provision, and acquires an interest in the opportunity without STXRA’s cooperation and assistance, then PEDCO will be entitled to remuneration with respect to such energy opportunity as set forth in Section 3(B) below.

B. STXRA shall be compensated for Acquisition Services provided to PEDCO hereunder as follows:

i.
Upon the successful closing of an acquisition by PEDCO of, or an investment made by (collectively, an “Investment”), PEDCO in an energy project originally introduced by STXRA to PEDCO, in connection with which Investment STXRA has provided material and substantial assistance to PEDCO with technical, engineering and economic due diligence, and has assisted PEDCO with the structuring and consummation of such Investment, PEDCO shall:

a.
Pay to STXRA within five (5) business days of the initial closing of the Investment (the “Initial Closing”) a cash amount equal to 2% of the Initial Closing Investment Cash Consideration (as defined below) paid by PEDCO at the Closing;

b.	Allocate a 3% carried Working Interest (defined below) of the interest PEDCO acquires in the Investment to STXRA; and
c.
Issue to STXRA a number of membership interests in PEDCO (contemplated to be Class A or Class E Units) (the “PEDCO Interests”) equal to (x) 5% of the Total Investment Cash Consideration (as defined below) to be paid by PEDCO in the Investment divided by (y) the price per membership unit paid/to be paid by investors in PEDCO’s anticipated first equity financing (contemplated to be Class I1 Membership Units).  The PEDCO Interests shall be issued subject to compliance with applicable securities laws and pursuant to a membership unit purchase agreement acceptable to PEDCO with appropriate STXRA representations and warranties.  The PEDCO Interests shall also be subject to a lock-up agreement terminating on the same date as the lock-up agreement entered into with PEDCO’s founders (May 2012).  Issuance of the PEDCO Interests shall be further contingent upon STXRA being an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities Act, and STXRA’s entry into PEDCO’s amended and restated operating agreement as a “member” thereunder.

ii.
For purposes of this Agreement, “Initial Closing Investment Cash Consideration” shall mean the amount of cash consideration actually paid by PEDCO to a third party seller in an arm’s length transaction for the acquisition of, or investment in, a qualified Investment.  For avoidance of doubt, Initial Closing Investment Cash Consideration shall not include any post-Initial Closing consideration paid by PEDCO in an Investment, including any carried amounts, milestone payments, or otherwise.

iii.
For purposes of this Agreement, “Total Investment Cash Consideration” shall mean the total amount of cash or other consideration agreed to be paid by PEDCO to a third party in an arm’s length transaction for the acquisition of, or investment in, a qualified Investment, including any amounts agreed to be carried by, or debt assumed by, PEDCO on behalf of the selling party, as reasonably determined by PEDCO at the time of the Initial Closing.

iv.
For purposes of this Agreement, “Working Interest” shall mean the right granted to the lessee of a property to explore for and to produce and own oil, gas or other minerals. The working interest owners bear the exploration, development, and operating costs on either a cash, penalty or carried basis.

v.
By way of example, if STXRA were to provide Acquisition Services with respect to PEDCO’s purchase from “Seller A” of a 50% interest in “Asset A,” wherein PEDCO pays Seller A an aggregate of $8 million total consideration structured as (x) $4 million cash due at the Initial Closing and (y) PEDCO funding 100% of certain Asset A development costs until PEDCO pays the balance due of $4 million on Seller A’s behalf, PEDCO would be required to pay and issue to STXRA the following:  (a) 2% of the $4 million cash paid by PEDCO at the Initial Closing ($80,000); (b) a carried Working Interest equal to 3% of PEDCO’s 50% interest acquired in Asset A (1.5% of Asset A); and (c) a number of PEDCO Interests equal to 5% * $8 million / $1.00 (the contemplated price/membership interests in PEDCO’s next equity financing) = 400,000 PEDCO Interests.

C. PEDCO and STXRA agree to negotiate in good faith to determine the terms, conditions, scope of services, and compensation payable to STXRA with respect to future Technical Services that may be provided by STXRA to PEDCO following the acquisition by PEDCO of energy projects.

Section 4
Term and Termination

The term of this Agreement shall commence upon the Effective Date and shall continue with full force and effect until terminated by either Party in writing upon 30 days’ prior written notice.  Notwithstanding the foregoing, each Party’s obligations arising under Section 2 shall survive for a period of three (3) years following termination of this Agreement.

Section 5
Miscellaneous

5.1           Relationship of the Parties.

A.           STXRA is, and throughout the term of this Agreement shall be, an independent consulting contractor and not an employee, partner or agent of PEDCO.  STXRA shall not be entitled to nor receive any benefit normally provided to PEDCO’s employees such as, but not limited to, vacation pay, retirement, health insurance or sick pay.  PEDCO shall not be responsible for withholding income or other taxes from the payments made to STXRA.  STXRA shall be solely responsible for filing all returns and paying any income, social security or other tax levied upon or determined with respect to the payments made to STXRA pursuant to this Agreement.  STXRA agrees to indemnify, defend and hold PEDCO harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on PEDCO by the relevant taxing authorities with respect to any compensation paid to STXRA.

B.           STXRA acknowledges and agrees that it has no authority to enter into contracts that bind PEDCO or create obligations on the part of PEDCO without the prior written authorization of PEDCO.

C.           Each Party shall bear its own costs, expenses, risks, and liabilities incurred in connection with this Agreement, including but not limited to, identification and evaluation of energy projects.

5.2           Indemnification.  Each of Party, at its own expense, shall indemnify, defend and hold the other, its partners, shareholders, members, managers, directors, officers, employees, and agents harmless from and against any and all third-party suits, actions, investigations and proceedings, and related costs and expenses (including reasonable attorney's fees) resulting solely and directly from the indemnifying party's negligence or willful misconduct. Neither Party shall be required hereunder to defend, indemnify or hold harmless the other and/or its partners, shareholders, members, managers, directors, officers, directors, employees and agents, or any of them, from any liability resulting from the negligence or wrongful acts of the party seeking indemnification or of any third-party. Each Party agrees to give the other prompt written notice of any claim or other matter as to which it believes this indemnification provision is applicable. The indemnifying party shall have the right to defend against any such claim with counsel of its own choosing and to settle and/or compromise such claim as it deems appropriate. Each Party further agrees to cooperate with the other in the defense of any such claim or other matter.

5.3           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

5.4           Governing Law; Jurisdiction.  This Agreement and the transactions contemplated hereby shall be governed by and interpreted in accordance with the laws of the State of Texas without giving effect to principles thereof relating to conflicts of law rules that would direct the application of the laws of another jurisdiction.

5.5           Entire Agreement.  This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties regarding the subject matter hereof.

5.6           Notices.  Any notice required or permitted to be given under this Agreement shall be in writing, by hand delivery, commercial overnight courier or registered or certified U.S. Mail, to the applicable Party’s address as indicated on the signature page hereto, or such other address as designated in writing to the other Party, and shall be deemed duly given upon receipt, or if by registered or certified mail three (3) business days following deposit in the U.S. Mail. The parties hereto may from time to time designate in writing other addresses expressly for the purpose of receipt of notice hereunder.

5.7           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, however, that the rights and obligations of STXRA shall not be assignable or delegable by STXRA without the express written consent of PEDCO.  Any purported assignment by STXRA of this Agreement in whole or in part without the written consent of PEDCO shall be void.

5.8           Amendments and Waivers.  This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought.  Either Party may, only by an instrument in writing, waive compliance by the other Party with any term or provision of this Agreement on the part of such other Party to be performed or complied with.  The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

5.9           Attorneys’ Fees.  The prevailing Party in any legal proceeding or arbitration brought under or to enforce this Agreement shall be additionally entitled to recover court costs and reasonable attorneys’ fees (including reasonable charges for the time of the prevailing Party’s in-house attorneys) from the non-prevailing Party.

5.10         Severability.  If any provision of this Agreement is declared invalid or unenforceable, such provision shall be deemed modified to the extent necessary and possible to render it valid and enforceable. In any event, the unenforceability or invalidity of any provision shall not affect any other provision of this Agreement, and this Agreement shall continue in full force and effect, and be construed and enforced, as if such provision had not been included, or had been modified as above provided, as the case may be.

IN WITNESS WHEREOF, this Agreement on Joint Cooperation has been signed by or on behalf of each of the Parties as of the day first written above.

SOUTH TEXAS RESERVOIR ALLIANCE LLC		PACIFIC ENERGY DEVELOPMENT COMPANY LLC

By:	/s/ Michael Rozenfeld	/s/ Frank C. Ingriselli
Name:	Michael Rozenfeld	Frank C. Ingriselli
Title:	Member Manager/VP Geoscience	Chief Executive Officer

Address:		Address:
12335 Kingsride Ln #156		9000 Crow Canyon Road, Suite 544
Houston, TX 77024		Danville, CA 94506